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Exhibit 4.8

AMENDED AND RESTATED

WARRANT

        THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AND RESTATED WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION BY THE HOLDER EXCEPT UPON THE DELIVERY TO THE COMPANY OF REASONABLY SATISFACTORY OPINION OF COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

        IF THE COMPANY EFFECTS PUBLIC OFFERING OF ITS SECURITIES, THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AND RESTATED WARRANT WILL BE SUBJECT TO A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, COPY OF WHICH WILL BE AVAILABLE FROM THE SECRETARY OF THE COMPANY; PROVIDED HOWEVER THAT SUCH MARKET STANDOFF AGREEMENT IS 180 DAYS OR LESS AND IS IN THE SAME FORM AND SHALL HAVE THE SAME TERMS AS IS AGREED TO BY THE HOLDERS OF ALL OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

TELEUNIVERSITY, INC.

Common Stock Purchase Warrant
to
Purchase            Shares
of
Common Stock

This Common Stock Purchase Warrant is issued to:

by TELEUNIVERSITY, INC., a Delaware corporation with its principal business address at 4350 East Camelback Road, Suite 240B, Phoenix, AZ 85018 (hereinafter called the "Company", which term shall include its successors and assigns).

        This Amended and Restated Warrant is made and entered into as of November 12, 2003 and effective as of the Effective Date (as defined below).

        WHEREAS, the Company issued to the Holder on                             a Warrant exercisable for            shares of Common Stock (as defined below) (the "Original Warrant");

        WHEREAS, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("Warburg Pincus") has proposed to purchase shares of Series A Convertible Preferred Stock of the Company (the "Proposed Financing") pursuant to a Securities Purchase Agreement (the "Purchase Agreement").

        WHEREAS, it is a condition to the obligations of Warburg Pincus under the Purchase Agreement that the Holder amend and restate the Original Warrant as provided herein;

        WHEREAS, it is a condition to the obligations of the Warburg Pincus under the Purchase Agreement that the shareholders of the Company and the Company enter into Stockholders Agreement, the form of which is attached as Exhibit A hereto (the "Stockholders Agreement") under which the parties shall agree to certain matters relating to the operations of the Company and the disposition and voting of the shares of Company's stock;

        WHEREAS, it is a condition to the obligations of Warburg Pincus under the Purchase Agreement that the Company enter into Registration Rights Agreement, the form of which is attached as Exhibit B hereto ("Registration Rights Agreement") under which the Company shall grant the parties thereto certain registration rights; and

        WHEREAS, the Holder in consideration of the benefits expected to inure to Holder from the Proposed Financing, agrees to execute and deliver and be bound this Amended and Restated Warrant, the Stockholders Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents") pursuant to the terms hereof;

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

          A.    Effective Date.    This Amended and Restated Warrant and the Joinder Agreement (as defined below) shall become effective only as of the Initial Closing Date (as defined in the Purchase Agreement) (the "Effective Date"). If the Initial Closing (as defined in the Purchase Agreement) should fail to occur the terms of this Amended and Restated Warrant and the Joinder Agreement shall not become effective, the Original Warrant shall remain in full force and effect and the Holder shall have no obligation to amend the Original Warrant pursuant to Section B below.

          B.    Amendment of Original Warrant.    The Original Warrant is amended by the terms hereof and to the extent inconsistent with this Amended and Restated Warrant, all prior oral or written agreements of the parties as to the matters set forth herein are superseded by this Amended and Restated Warrant.

          C.    Stockholders Agreement and Registration Rights Agreement.    The Holder agrees to, and this Warrant and the shares of Common Stock (as defined below) issued upon exercise of this Amended and Restated Warrant shall, become subject to the terms and provisions of the Stockholders Agreement substantially in the form attached hereto as Exhibit A and the Registration Rights Agreement substantially in the form attached hereto as Exhibit B, by executing and delivering to the Company a joinder agreement in substantially the form attached hereto as Exhibit C (a "Joinder Agreement") simultaneously with the execution of this Amended and Restated Warrant, pursuant to which the Holder will become a party to, and be bound by and obligated to comply, with the terms and provisions of, the Stockholders Agreement and the Registrations Rights Agreement on the Effective Date provided, however, if the Holder is party to the Stockholders Agreement and the Registration Rights Agreement prior to the Effective Date, the execution and delivery of a Joinder Agreement is not required under this Amended and Restated Warrant.

          D.    Waivers, Representations and Covenants of Holder.    Holder hereby acknowledges and agrees that (a) this Amended and Restated Warrant, the Registration Rights Agreement and the Stockholders Agreement constitute the entire understanding of the parties hereto relating to the rights of the Holder regarding the Common Stock issuable upon the exercise of the Warrants and conversion of the Original Notes (as defined in the Conversion Agreement) and any rights related to such Common Stock, Warrants or Notes, and (b) that the Warrants, the Stockholders Agreement and the Registration Rights Agreement together supersede all prior understandings among such parties related to the subject matter hereof and thereof. The provisions of any prior agreements, written or oral, relating to such rights are hereby terminated and shall have no further force or effect and all rights thereunder are hereby waived in their entirety. Holder disclaims and waives any rights or claims to any securities or equity of the Company other than as evidenced by the Warrants, the Outstanding Shares (as defined in the Conversion Agreement) and the Conversion Shares and further disclaims any indebtedness owed by the Company to Holder except the Notes listed in Schedule A to the Conversion Agreement. Holder disclaims and waives any rights or claims to any options or warrants for the securities of the Company any rights to purchase or sell securities of the Company, voting rights, registration rights, or other rights with respect to securities of the Company outstanding on the date hereof or issued in the future, that are inconsistent or in conflict with the terms of the Warrants, Conversion Agreement, Registration Rights Agreement and the Stockholders Agreement, whether such rights were granted under any previous or future shareholders agreement or other agreement, including without limitation the Subscription Agreement dated 2000, the D.H. Blair Agency Agreement dated 1999, including Sections 3(b)(ix), 3(b)(x), 3(b)(xi), 4(g), 4(h), 4(j), 4(k), 4(l), 4(n) and 4(o), and the Summary of Key Terms of 12.01 Bridge Financing. Notwithstanding any provision herein to the contrary or the exercise of the Warrants or conversion of the Notes, the waivers, representations and covenants of the Holder herein shall survive indefinitely and shall constitute a release of liability of the Company for any claims to rights waived.

          E.    Restrictions on Transfer.    The Holder acknowledges that the Company will issue the shares of Common Stock issuable upon exercise of this Amended and Restated Warrant in reliance on an exemption from registration under the Securities Act of 1933, as amended (the "Act"). The Holder agrees not to sell or otherwise dispose of the shares of Common Stock unless Holder establishes to the Company's reasonable satisfaction that the transfer of the shares is not a violation of the Act, applicable state securities laws, or other laws. The Holder represents to the Company that the Holder is acquiring the Common Stock issuable upon conversion of the Amended and Restated Warrant for investment and not with a view towards the resale, transfer or distribution, nor with any present intention of distributing the shares, but subject, nevertheless, to any requirement of law that the disposition of the Holder's shares shall at all times be within the Holder's control, and without prejudice to the Holder's right at all times to sell or otherwise dispose of all or any part of such shares under a registration under the Act or under an exemption from said registration available under the Act. The Holder represents to the Company that the Holder has, had access to complete information about the Company, its business, management, and prospects and that the Holder understands the nature, and is able to bear the economic risks, of an investment in shares.

          F.    Independent Counsel.    The Holder acknowledges that the Holder has been provided with an opportunity to consult with the Holder's own counsel with respect to this Amended and Restated Warrant.

        FOR VALUE RECEIVED, and subject to the terms and conditions hereinafter set forth, the registered holder of this Amended and Restated Warrant, as set forth on the books and records of the Company (the "Holder") is entitled, upon surrender of this Amended and Restated Warrant, to purchase from the Company up to                             fully paid and non-assessable shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), at the Exercise Price (as defined herein) per share.

        This Amended and Restated Warrant shall expire at the close of business on                             .

        1.     General.

        (a)   The right to purchase shares of Common Stock represented by this Amended and Restated Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Amended and Restated Warrant at the principal office of the Company at 4350 East Camelback Road, Suite 240B, Phoenix, AZ 85018 (or such other office or agency of the Company as it may designate by notice as set forth herein), and upon payment to the Company, by cash, certified check or bank draft, unless exercised in accordance with Section 1(c), of the Exercise Price for such shares. The Company agrees that the shares of Common Stock acquired hereunder shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on of the date on which this Amended and Restated Warrant shall have been surrendered and payment made for, such shares of Common Stock as aforesaid (unless exercised pursuant to Section 1(c)). Certificates for the shares of Common Stock so purchased (together with a cash adjustment in lieu of any fraction of a share) shall be delivered to the Holder within five (5) business days, time being of the essence, after the rights represented by this Amended and Restated Warrant shall have been so exercised, and, unless this Amended and Restated Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Amended and Restated Warrant shall, not have been exercised, in all other respects identical with this Amended and Restated Warrant, shall also be issued and delivered to the Holder within such time, or, at the request of the Holder, an appropriate notation may be made on this Amended and Restated Warrant and the same returned to the Holder.

        (b)   This Amended and Restated Warrant may be exercised to acquire, at any time from and after the date hereof, the number of shares of Common Stock set forth on the first page hereof; provided, however, the right hereunder to purchase such shares of Common Stock shall expire at the close of business on                             .

        (c)   Notwithstanding the provisions of Section 1(a) with respect to the payment of the Exercise Price to the contrary, the Holder may elect to exercise this Amended and Restated Warrant, in whole or in part, by receiving Common Stock equal to the value (as herein determined) of the portion of this Amended and Restated Warrant then being exercised, in which event the Company shall issue to the Holder the number of shares of Common Stock determined by using the following formula:

X=	Y(A-B) A

Where:
X =	the number of shares of Common Stock to be issued to the Holder under the provisions of this Section 1(c)
Y =	the number of shares of Common Stock that would otherwise be issued upon such exercise, taking into account previously issued shares under this Amended and Restated Warrant
A =	the Current Fair Market Value (as hereinafter defined) of one share of Common Stock calculated as of the last trading day immediately preceding such exercise
B =	the Exercise Price

        As used herein, the "Current Fair Market Value" of the Common Stock of a specified date shall mean with respect to each share of Common Stock: (i) the average of the closing prices of Common Stock sold on the principal securities exchange on which the Common Stock may at the time be listed; or (ii) if there have been no sales on any such exchange on such day, the average highest bid and lowest asked prices on such exchange at the end of such day; or (iii) if on such day the Common Stock is not so listed, the average of representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time; or (iv) if on such day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board System or any similar successor organization, in each such case either: (i) calculated on the date which the form of election specified in Section 1(a) is deemed to have been sent to the Company; or (ii) averaged over a period of five (5) days consisting of the day as of which the Current Fair Market Value is being determined and the four (4) consecutive business days prior to such day. The Holder shall determine, in its sole discretion, which method of calculation to use, if on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the then Current Fair Market Value of the Common Stock shall be the price per share which the Company could then obtain from a willing buyer (not a current employee or director) for Common Stock sold by the Company from authorized but unissued shares, as determined in good faith, by the Board of Directors 'of the Company, unless prior to such date the Company has become subject to a merger, consolidation, reorganization, acquisition or other similar transaction pursuant to which the Company is not the surviving entity, in which case the Current Fair Market Value of the Common Stock shall be deemed to be the per share value received or to be received in such transaction by the holders of the Company's issued and outstanding Common Stock.

        2.     The Company covenants and agrees that all Common Stock upon issuance of this Amended and Restated Warrant will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Company covenants and agrees that it will take from time to time all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective Exercise Price. The Company further covenants and agrees that during the period within which the rights represented by this Amended and Restated Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Amended and Restated Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Amended and Restated Warrant, and will procure at its sole expense upon each such reservation of shares, the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed or inter-dealer trading systems on which the Common Stock is then traded, if applicable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed or inter-dealer trading system on which the Common Stock is then traded, if applicable.

        3.     The Initial Exercise Price is $            per share of Common Stock (the "Initial Exercise Price"). The Initial Exercise Price shall also be adjusted from time to time as provided for below in this Section 3 (the Initial Exercise Price, and the Initial Exercise Price, as thereafter then adjusted, shall be referred to as the "Exercise Price"). This Section 3 contemplates that successive reductions to the Exercise Price may be made. Upon each adjustment of the Exercise Price pursuant to this Section 3, the Holder shall thereafter be entitled to receive upon exercise of this Amended and Restated Warrant, at the Exercise Price resulting from such adjustment, the number of' shares of Common Stock obtained by (a) multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment. The Exercise Price shall be adjusted as follows:

            (i)  In the case of any amendment to the Certificate of Incorporation of the Company (other than the amendment authorizing the Series A Preferred Stock) to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, this Amended and Restated Warrant shall be adjusted so as to provide that upon exercise thereof, the Holder shall receive, in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the Holder issuable upon such exercise had the exercise occurred immediately prior to such designation, change or division. This Amended and Restated Warrant shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Subsection 4(i) shall apply in the same manner to successive reclassifications, changes, reorganizations, consolidations and mergers.

           (ii)  If the Company shall at any time and from time to time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          (iii)  If at any time from time to time any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the

        Company with another corporation or entity, or the sale of all or substantially all of the Company's assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 4), lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Amended and Restated Warrant under this Section 4 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock receivable upon the exercise of this Amended and Restated Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the exercise hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger). Subject to the terms of this Amended and Restated Warrant, in the event of a merger or consolidation of the Company with or into another corporation or other entity as a result of which the number of shares of common stock of the surviving corporation or other entity issuable to holders of Common Stock of the Company is greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation, then the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company. In the event of (i) a merger or consolidation such that after such merger or consolidation the Company is not the surviving entity or the ultimate parent of the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, or (iii) the reorganization or liquidation of the Company (a "Corporate Event"), the Company shall require the successor entity or parent thereof to assume the obligation to deliver to the Holder such shares of stock, securities, other evidence of equity ownership or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive or otherwise acquire; provided, however, the Board of Directors of the Company may, subject to providing the Holder 10 days prior written notice of such Corporate Event, in its discretion and in lieu of requiring such assumption, provide that all such outstanding obligations shall terminate as of the consummation of such Corporate Event, and provide that the Holder will receive a payment in respect of cancellation of such obligations based on the amount (if any) by which the per share consideration being paid for the Common Stock of the Company in connection with such Corporate Event exceeds the applicable exercise price, such payment to be made in cash, or, in the sole discretion of the Board of Directors of the Company, in such other consideration necessary for the Holder to receive property, cash or securities as the Holder would have been entitled to receive upon the occurrence of the transaction if the Holder had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by this Amended and Restated Warrant at such time.

        Whenever the Exercise Price shall be adjusted pursuant to this Section 4, the Company shall issue a certificate signed by its President or Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and the Exercise Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to the Holder of this Amended and Restated Warrant. The Company shall make such certificate and mail it to the Holder within five (5) business days after each adjustment, time being of the essence.

No fractional shares of Common Stock shall be issued in connection with any exercise of this Amended and Restated Warrant. In lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price then in effect.

        4.     In the event the Company grants rights to all stockholders to purchase Common Stock, the Holder shall have the same rights as if this Amended and Restated Warrant had been exercised immediately prior to such grant.

        5.     This Amended and Restated Warrant need not be submitted to the Company for cancellation and reissuance because of any change in the Exercise Price or in the number of shares of Common Stock purchasable hereunder.

        6.     The terms defined in this paragraph, whenever used in this Amended and Restated Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. The term "Common Stock" shall mean and include the Company's Common Stock, $0.01 par value per share, authorized on the date of the original issue of this Amended and Restated Warrant and shall also include, in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Paragraph 4 hereof, the stock, securities or assets provided for in such paragraph. The term "Company" shall also include any successor corporation to TeleUniversity, Inc., by merger, consolidation or otherwise. The term "outstanding" when used with reference to Common Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, 'except shares then owned or held by, or for the account of, the Company. The term "1933 Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission, or any other Federal agency then administering the 1933 Act, all as the same shall be in effect at the time.

        7.     This Amended and Restated Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Amended and Restated Warrant or any such new warrants, the Company will issue to the Holder a new warrant of like tenor, in lieu of this Amended and Restated Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

        8.     The Company will at no time close its transfer books against the transfer of this Amended and Restated Warrant or of any shares of Common Stock issued or issuable upon the exercise of this

Amended and Restated Warrant in any manner which interferes with the timely exercise of this Amended and Restated Warrant. Except as set forth herein, this Amended and Restated Warrant shall not entitle the Holder to any voting rights or any rights as a stockholder of the Company.' The rights and obligations of the Company, the Holder, and any holder of shares of Common Stock issuable hereunder shall survive the exercise of this Amended and Restated Warrant.

        9.     By acceptance of this Amended and Restated Warrant, the Holder acknowledges that each certificate representing the securities issuable upon the exercise of all or any portion of this Amended and Restated Warrant (together with any other securities issued or issuable in respect hereof and thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) shall bear the following legends (in addition to any legends required by applicable state securities laws and the Stockholders Agreement (defined in Section C above)):

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE DELIVERY TO THE COMPANY OF A REASONABLY SATISFACTORY OPINION OF COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

          IF THE COMPANY EFFECTS A PUBLIC OFFERING OF ITS SECURITIES, THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AND RESTATED WARRANT WILL BE SUBJECT TO A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH WILL BE AVAILABLE FROM THE SECRETARY OF THE COMPANY; PROVIDED, HOWEVER, THAT SUCH MARKET STANDOFF AGREEMENT IS 180 DAYS OR LESS AND IS IN THE SAME FORM AND SHALL HAVE THE SAME TERMS AS IS AGREED TO BY THE HOLDERS OF ALL OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK."

        10.   Any notice, request or other communication hereunder shall be in writing and shall be deemed to be duly given (a) when personally delivered with receipt acknowledged, (b) three business days after it is mailed by registered or certified mail, postage prepaid, or (c) when delivered by a nationally recognized overnight courier service as follows:

    If to the Company:

      TeleUniversity, Inc.
      4350 East Camelback Road, Suite 240B
      Phoenix, AZ 85018
      Attention: President

    If to the Holder:

        11.   The validity, interpretation and performance of this Amended and Restated Warrant and each of its terms and provisions shall be governed by the laws of the State of New York, without reference to such State's laws respecting the conflicts of laws.

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Warrant to be signed by its duly authorized officer under its corporate seal as of November 12, 2003.

TELEUNIVERSITY, INC.
By:	/s/ Scott Turner Scott Turner Chief Executive Officer

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  Exhibit 4.8
AMENDED AND RESTATED WARRANT
TELEUNIVERSITY, INC. Common Stock Purchase Warrant to Purchase Shares of Common Stock This Common Stock Purchase Warrant is issued to